Exhibit 10.1
JCPenney   Notice of 2008 Supplemental Annual CEO Performance Unit Grant
J. C. Penney Company, Inc.
	Name		Employee ID
2005 Equity Compensation Plan	Date of Grant	Number of Performance Units Granted	Performance Cycle Begins: 12/15/2008 Ends: 12/14/2011

You have been granted the number of Performance Units listed above in recognition of your expected future contributions to the success of JCPenney.   This Performance Unit grant is a “target” award, which may increase or decrease based on the Company’s actual results for the Performance Cycle as set forth in the Payout Matrix established by the independent members of the JCPenney Board of Directors.   This grant is subject to all the terms, rules, and conditions of the J. C. Penney Company, Inc. 2005 Equity Compensation Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee (“Committee”) of the Board.  Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions.  In the event of a change in capitalization of the Company or other similar event, the number of units shall be adjusted as provided in the Plan.

Definitions
Disability – Disability means totally and permanently disabled within the meaning of the Social Security Act, provided you either (a) qualified for disability insurance benefits under such Act, or (b) in the opinion of the organization that administers the Company’s disability plans, you have a disability which entitles you to such disability insurance benefits except for the fact that you do not have sufficient quarters of coverage or have not satisfied any age requirements under such law.

Payout Matrix – The Payout Matrix is established by the independent members of the Board at the beginning of the Performance Cycle and describes the percentage of units you shall earn based on the Company’s annual Total Stockholder Return for the Performance Cycle.

Performance Units – The Performance Units granted under this award are restricted stock units with performance-based vesting features.  Each Performance Unit shall at all times be deemed to have a value equal to the then-current fair market value of one share of J. C. Penney Company, Inc. Common Stock of 50¢ par value (“Common Stock”).  You can earn from 0% to 166⅔% of the units granted based on the Company’s actual results for the Performance Cycle.

Performance Cycle – The Performance Cycle is a three-year period beginning on December 15, 2008 and ending on December 14, 2011.

Performance Measurement –The Performance Measurement is the Company’s annual Total Stockholder Return over the Performance Cycle.

Retirement—Retirement means your separation from service either (1) at or after age 60 or (2) at or after age 55 with at least 15 years of service with JCPenney or any of its subsidiaries.

Total Stockholder Return (“TSR”) – The Company’s annual stockholder returns, assuming reinvestment of all dividends on the date paid (assumed to be the ex-dividend date).  The Company’s annual stockholder returns will be calculated based on the closing price of Common Stock on the last trading day immediately preceding the date of grant and the 60-day trailing average stock price of Common Stock prior to the last day of the Performance Cycle.

How Your Actual Performance Units are Determined
The Company’s annual TSR for the Performance Cycle shall determine the actual number of Performance Units, if any, that will vest on December 15, 2011 (the “Vesting Date”).  The Payout Matrix shown below indicates the percentage of Performance Units that will vest for the respective TSR percentages.  Within 2½ months following the Vesting Date, the independent members of the Board shall approve the percentage of Performance Units, if any, earned based on the Payout Matrix.  The actual number of Performance Units that vest shall be paid in shares of Common Stock as soon as practicable, but in no event later than 2½ months, after the Vesting Date.

You shall not be allowed to defer the payment of your shares of Common Stock to a later date.

Dividend Equivalents
You shall not have any rights as a stockholder until your Performance Units vest and you are issued shares of Common Stock in cancellation of the vested Performance Units.

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Employment Termination
If your employment terminates during the Performance Cycle because of Retirement, Disability or death, then you shall be entitled to a prorated number of the Performance Units earned in accordance with the Payout Matrix, determined as of the end of the Performance Cycle, and payable as specified above. The proration shall be based on the ratio of (a) the number of calendar days from the date of grant to the effective date of termination to (b) the total number of calendar days in the vesting period.

The beneficiary listed on your J. C. Penney Company, Inc. Equity Plan Beneficiary Designation Form shall receive the vested shares covered by the Performance Unit award in the case of termination of employment due to death.

If your employment terminates for any reason other than Retirement, Disability or death, you shall forfeit any unearned Performance Units at the time of such employment termination.

Change of Control
If a Change of Control (as defined in Attachment A to this Notice of Grant) occurs during the Performance Cycle, your Performance Units shall vest and be payable in shares of Common Stock in accordance with the Payout Matrix based on the 60-day trailing average stock price of Common Stock prior to the closing date of the Change of Control transaction.  Such payment shall be made as soon as practicable after the closing date of the Change of Control transaction, but no later than the deadline for distribution specified in Section 7 of the Plan.

Taxes and Withholding
At the time your Performance Units vest and you are issued shares of Common Stock or cash in lieu of fractional shares, the fair market value of the shares of Common Stock issued to you shall be included in your W-2 form and the Company shall be required to withhold applicable taxes on such amount.  Your withholding rate with respect to this award may not be higher than the minimum statutory rate.  The Company shall retain and cancel the number of issued shares equal to the value of the required minimum tax withholding in payment of the required minimum tax withholding due.  For purposes of this grant notice, “fair market value” means the closing price of the Common Stock on the New York Stock Exchange, or if the Exchange is closed on the applicable date, or if the Common Stock does not trade on such date, the closing price of the Common Stock on the New York Stock Exchange on the last trading day immediately preceding such date.

Transferability of Your Performance Units
The Performance Units awarded hereunder are non-transferable.

Effect on Other Benefits
The value of the shares covered by the Performance Unit award shall not be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to Company associates.

Administration
The Committee has full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Performance Unit award.  The Committee’s determinations shall be final, conclusive, and binding on you and your heirs, legatees and designees.

This performance unit grant does not constitute an employment contract.  It does not guarantee employment for the length of the vesting period or for any portion thereof.
Payout Matrix

	Annual TSR %	Vesting %	Shares (#) (see Note)
Maximum	29.1% or greater	166⅔%	500,000
	23.3%	133⅓%	400,000
Target	17.9%	100%	300,000
Threshold	11.3%	66⅔%	200,000
	<11.3%	0	0

Note:  At the end of the Performance Cycle, once the threshold performance (11.3% TSR) has been achieved, the payout percentage will be calculated on a pro-rata basis.  In no event shall the aggregate value of the shares payable in accordance with the Payout Matrix exceed $25 million, based on the closing price of Common Stock on the Vesting Date.  In the event that the value of the award pursuant to the Payout Matrix exceeds $25 million, the number of shares paid will be reduced as necessary to comply with such limit.

Attachment A

A Change of Control Event shall have occurred if there is a change of ownership, a change of effective control, or a change in ownership of a substantial portion of the assets of the Company (as “Company” is defined in the J. C. Penney Company, Inc. 2005 Equity Compensation Plan).

1.
Change of ownership occurs on the date that a person or persons acting as a group acquires ownership of stock of the Company that together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

2.
Notwithstanding whether the Company has undergone a change of ownership, a change of effective control occurs (a) when a person or persons acting as a group acquires within a 12-month period 30 percent of the total voting power of the stock of the Company or (b) a majority of the Board of Directors is replaced within 12 months if not previously approved by a majority of the members.  A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control Event, i.e. multiple change in control events.

3.
Change in ownership of a substantial portion of the Company’s assets occurs when a person or persons acting as a group acquires assets that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all assets of the Company immediately prior to the acquisition.  A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to -

(i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or
(iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

Persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time, or as a result of the same public offering.  However persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.

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